UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2013

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 25, 2013, pursuant to a Purchase Agreement with Prudential Financial, Inc. (the “Company”) and certain initial purchasers, Five Corners Funding Trust, a Delaware statutory trust (the “Trust”), completed the issuance and sale of $1,500,000,000 of its Pre-Capitalized Trust Securities redeemable November 15, 2023 (the “P-Caps”) in a private placement pursuant to Rule 144A under the Securities Act of 1933. The Trust invested the proceeds from the sale of the P-Caps in a portfolio of principal and interest strips of U.S. Treasury Securities (the “Eligible Assets”), and the Company agreed to reimburse the Trust for its expenses in connection with the transaction, including trustees’ fees.

Upon completion of the sale of the P-Caps, the Company entered into a put option agreement with the Trust and with The Bank of New York Mellon, as notes trustee, and U.S. Bank National Association, as put option calculation agent, pursuant to which the Company has the right (the “Put Option”) from time to time to require the Trust to purchase all or a portion of the Company’s 4.419% Senior Notes due November 15, 2023 (the “Senior Notes”) in an aggregate amount of up to $1,500,000,000, in exchange for all or a portion of the Eligible Assets corresponding to the amount of the Put Option being exercised at that time. In return, the Company will pay a semi-annual put premium to the Trust, calculated at a rate of 1.777% per annum applied to the unexercised portion of the Put Option. By agreeing to purchase the Senior Notes in exchange for the Eligible Assets upon exercise of the Put Option, the Trust will provide a source of liquid assets for the Company. At the time of an exercise of the Put Option, the Company will determine the use to which it will put the Eligible Assets or their proceeds received in exchange for the Senior Notes. For example, the Company may use those proceeds to meet liquidity needs, or it may downstream all or a portion of the proceeds as capital to its subsidiaries.

The Put Option will be exercised automatically in full if the Company fails to pay the put option premium when due or fails to reimburse the Trust’s expenses when due or if it fails to fulfill its obligation to purchase any Eligible Assets that are due and not paid on their payment date, if the Company’s failure to pay is not cured within 30 days, and upon a bankruptcy event involving the Company. The Company also will be required to exercise the Put Option in full if it reasonably believes that its consolidated stockholders’ equity, calculated in accordance with GAAP but excluding accumulated other comprehensive income (loss), has fallen below $7 billion, which amount may be adjusted from time to time upon the occurrence of certain specified events. In addition, at any time following exercise of the Put Option in whole or in part, other than upon an automatic exercise or a required exercise described in this paragraph, the Company will have a one-time right to repurchase all of the Senior Notes then held by the Trust in exchange for a corresponding amount of Eligible Assets.

The Company has the right to redeem early all Senior Notes outstanding following the voluntary exercise in full of the Put Option (whether at once or as a result of multiple exercises) at a redemption price equal to the principal amount of the Senior Notes or, if greater, a make-whole redemption price, in each case plus accrued and unpaid interest to the date of redemption. The P-Caps are to be redeemed by the Trust on November 15, 2023 or earlier upon such an early redemption of the Senior Notes. The Trust may also dissolve upon the occurrence of certain other events, and the Put Option will terminate upon redemption of the P-Caps or early dissolution of the Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 25, 2013

PRUDENTIAL FINANCIAL, INC.

By:	/s/ John M. Cafiero
	Name:	John M. Cafiero
	Title:	Vice President and Assistant Secretary